Exhibit 99.1

April 06, 2006 01:47 PM US Eastern Timezone

Biomet Press Release

WARSAW, Ind.--(BUSINESS WIRE)--April 6, 2006--Biomet, Inc. (NASDAQ:BMET) confirmed today that Morgan Stanley & Co. Incorporated is assisting it in exploring strategic alternatives focused on enhancing shareholder value. The Company stated that no decisions have been made and there is no assurance that this exploration will result in any specific action. Daniel P. Hann, interim President and Chief Executive Officer, said, "We believe that this review is a prudent exercise and is consistent with management's commitment to our shareholders and Team Members."

The Company also stated that it does not expect to disclose developments with respect to its exploration of alternatives unless required.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. The Company's product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved.

All of Biomet's financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.